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                                                                         EX-11.1

                        COMPUTATION OF PER SHARE EARNINGS

                                  EXHIBIT 11.1

              Statement Regarding Computation of Per Share Earnings

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Computation of Earnings Per Share
---------------------------------

The following formula was used to calculate the earnings per share, Consolidated Statements of Income for the three and nine months ended September 30, 2002 and 2001, included in this report as Exhibit 13.3.

Earnings Per Share
Net Income /
Weighted average shares of common stock outstanding for the period


                                 Three months ended
                                    September 30,
                                 2002            2001
                               -------         -------
Weighted Average
Shares Outstanding              1,538,443      1,538,443

Net Income                        638,756        638,858

Per Share Amount                    .42            .42



                                 Nine months ended
                                    September 30,

                                 2002            2001
                               -------         -------
Weighted Average
Shares Outstanding              1,538,443      1,538,443

Net Income                      1,886,077      1,824,241

Per Share Amount                   1.23           1.19


No common stock equivalents exist.